Exhibit 99.1
Press Release Dated February 21, 2012

Two Rivers Water Company Receives Approval of Water Application

DENVER – February 21, 2012 – Two Rivers Water Company (OTC QB: TURV) (http://www.2riverswater.com) announced today it has received approval of a plan that allows use of water leased from Pueblo Board of Water Works to be stored in its reservoirs and used to irrigate farmlands in Huerfano and Pueblo County.  The administrative approval follows an application filed in the Water Court by Two Rivers in December 2011 to capture high river flows during the spring runoff to make it available for farming later in the summer.

Gary Barber, Two River’s Chief Operating Officer, commented: “This approval by the Colorado State Engineers Office is an important building block in our strategy to restore farms in Huerfano County.  This is called an Exchange, where we capture the snowpack runoff upstream and the Pueblo Board of Water Works replaces that water at the confluence with the Arkansas River.  We will capture large blocks of water into our reservoirs located upstream and retime the use downstream without the prohibitive cost of pumping water uphill.”

Retiming water for farm usage is critical, since the Spring runoff comes in May and June, while the crops have the highest water need in July and August.  “We acquired, and are systematically restoring, four historic reservoirs in Huerfano and Pueblo County,” said CEO John McKowen. “The leased water, when combined with our own water rights, provides reliability to our farm expansion program in Southern Colorado.  These high altitude reservoirs are integral to sustaining agriculture in the basin.  The more water we can keep in storage in Colorado, the more crops we can produce.”

The Pueblo Board of Water Works lease is for a five year period to allow Two Rivers to invest in modernizing its farms and upgrade the condition of the reservoirs.  The lease period will also provide an opportunity to collaborate with other regional water purveyors by establishing the validity of the exchange.

ABOUT TWO RIVERS WATER COMPANY

Two Rivers Water Company acquires and develops high yield irrigated farmland and the associated water rights in the western United States, and is presently focusing on the Huerfano and Cucharas two river basin in southern Colorado. At the present time, Two Rivers Water operates two core businesses, organic crop production and traditional cropping. We are aggressively expanding operations through various funding mechanisms to develop our business model in southern Colorado with a view to the future implementation of this business model in other areas in the arid West.

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in the press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

CONTACT:

Two Rivers Water Company
John McKowen, CEO
(303) 222-1000
jmckowen@2riverswater.com

The Investor Relations Group
Dillon Heins
212.825.3210

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